Placement Agency Agreement

This Placement Agency Agreement (the "Agreement"), dated as of January 29, 2010, is by and between The Salient Absolute Return Master Fund, a Delaware statutory trust (the "Fund"), and Salient Capital, L.P. (the "Agent").

WHEREAS, the Fund have requested the Agent to act as a non-exclusive placement agent of the Fund for the placement of Shares in the Fund (the "Shares");

WHEREAS, the Agent has indicated its willingness to act as a non-exclusive placement agent of the Fund for the placement of the Shares;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Appointment as Placement Agent.

(a)           The Fund hereby appoints the Agent to act as a non-exclusive placement agent for the placement of Shares, as provided in Section 3, during the term of this Agreement.

(b)           In soliciting the purchase of the Shares in accordance with clause (a) of this Section 1, the Agent shall act as agent for the Fund.  The Agent shall make reasonable efforts to assist the Fund in attracting investments by prospective holders of Shares ("Clients"). The Agent shall have no liability to the Fund in the event any purchase of Shares is not consummated for any reason.

(c)           The Fund and the Agent agree that any Shares the placement of which the Agent arranges shall be placed by the Agent in reliance on the representations, warranties, covenants and agreements of the Fund contained herein and on the terms and conditions and in the manner provided herein.

2.           Compensation of the Agent; Expenses.

(a)           The Agent shall not receive any fees, sales commissions or charges, or other compensation from the Fund or a holder of Shares ("Partner") for the services that the Agent provides under this Agreement.

(b)           The Fund shall bear all costs of qualifying the Shares for offer and sale with state and other regulatory bodies, and shall assume expenses related to communications with Partners, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing and printing of the Fund's offering memorandum, and any supplements or amendments thereto, for use in connection with the offering of Shares (the "Fund Prospectus"); and (iii) the preparation and mailing of annual and interim reports, the Fund’s Prospectus and proxy materials to Partners.

(c)           The Agent shall bear all costs and expenses that it incurs in connection with the offer and sale of Shares, including the costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Fund and other materials used by the Agent in connection with the offer and sale of Shares, including the additional cost of printing copies of the Fund’s Prospectus other than copies thereof required for distribution to existing Partners or for filing with any federal or state securities authorities; (ii) any expenses of advertising incurred by the Agent in connection with such offering; and (iii) all compensation paid to the Agent's employees representatives and others for selling Shares, and (iv) all expenses of the Agent, its employees, representatives and others who engage in or support the sale of Shares as may be incurred in connection with their sales efforts.

3.           Offer and Sale of Shares.

The offer and sale of Shares is to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), provided by Section 4(2) thereof and the regulations thereunder. Offers and sales of the Shares by the Fund will be made in accordance with the general provisions of Regulation D under the 1933 Act ("Regulation D"). As used in this Agreement, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the 1933 Act.

The Agent shall not have any rights or obligations in connection with the offer and sale of Shares contemplated by this Agreement, except as expressly provided in this Agreement. In no event shall the Agent be obligated to purchase Shares for its own account or for the accounts of its customers.

4.           Representations of the Agent.

The Agent agrees with the Fund that from and after the date hereof and until the termination of this Agreement:

(a)           The Agent shall offer Shares only in accordance with the terms and conditions set forth in this Agreement, the Fund’s Prospectus and the First Amended and Restated Agreement and Declaration of Trust of the Fund (the " Declaration of Trust").

(b)           The Agent shall offer the Shares only to a person that it reasonably believes to be an "accredited investor" as defined in Regulation D within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended.

(c)           The Agent shall comply with all laws and regulations, including all applicable federal and state laws and regulations relating to broker-dealer registration and/or licensure, applicable to its respective activities and investments, including those activities undertaken in connection with its performance under this Agreement.

(d)           The Agent may provide copies of the Fund’s Prospectus and unexecuted copies of the Declaration of Trust and the investor certification form employed by the Fund ("Investor Certification") to any prospective Client.  The Agent agrees not to provide any other written communications regarding the Fund to any party, except as previously approved in writing by the Fund. If at any time the Fund determines to issue a supplement to the Fund’s Prospectus, the Agent shall distribute that supplement to each person who has previously received a copy of the Fund’s Prospectus from the Agent, and the Agent farther agrees to include the supplement in all future deliveries of the Fund’s Prospectus.

(e)           After identifying any prospective Client, the Agent shall provide written notice, via electronic mail or otherwise, of that fact to the Fund or its delegate, before making a presentation to the prospective Client. Within 5 business days after receiving such notice, the Fund, or its delegate, will respond to the Agent in writing either authorizing the Agent to or prohibiting the Agent from making a presentation to the prospective Client. In the event that the Fund or its delegate does not respond to the Agent within 5 business days, the Agent may presume that it is authorized to make a presentation to the prospective Client. However, the Fund is not obligated to accept for investment in the Fund prospective Clients identified by the Agent, and may reject such prospective Clients for any reason.

(e)           The Agent shall not make any representation, warranty or any other statement regarding the Fund, the Fund's investment adviser, or any employee, agent, representative or affiliated person (each an "Affiliate") (as that term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended ("1940 Act")) of the foregoing except as set forth in the Fund’s Prospectus.

(g)           With respect to each prospective Client who determines to purchase Shares, the Agent shall obtain copies of the Declaration of Trust and the Investor Certification as completed and executed by the prospective Client.  After obtaining such copies from a prospective Client, the Agent shall deliver them to the Fund.

(h)           The Agent agrees not to make a general solicitation with respect to the offering contemplated under the Fund’s Prospectus and otherwise agrees to conduct the same in accordance with Section 4(2) and Regulation D.

(i)           The Agent agrees to timely provide the Fund with information sufficient to permit the Fund to file on a timely basis all reports required under the federal securities laws and applicable state laws.

5.           Representations of the Fund.

The Fund agree with the Agent that from and after the date hereof and until the termination of this Agreement:

(a)           The Fund shall not, directly or indirectly, make any offer or sale of any Shares, or other securities of the same or similar class, the result of which would cause the offer and sale of Shares to fail to be entitled to the exemption from registration afforded by Section 4(2) of the 1933 Act, including Regulation D thereunder.

(b)           The Fund shall be solely responsible for the contents of the Fund’s Prospectus and any and all other written or oral communications provided by or on behalf of the Fund (other than by the Agent or any of its Affiliates) to any Partners, Clients or prospective Clients, and the Fund represents and warrants that the Fund’s Prospectus and such other communications shall not, as of the date of the offer or sale of Shares, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Fund shall provide copies of the Fund’s Prospectus, the Declaration of Trust and the Investor Certification to the Agent for use with prospective Clients. The Fund reserves the right, in its sole discretion, to direct the Agent not to provide copies of any or all of these documents to any prospective Client.

If at any time prior to the completion of the offer and sale of Shares an event occurs which would cause the Fund’s Prospectus to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund will notify the Agent immediately of such event and the Agent will suspend the offer and sale of Shares until such time as the Fund shall prepare a supplement or amendment to the Fund’s Prospectus which corrects such statement or omission.

6.           Indemnification.

(a)           The Fund agrees to indemnify and hold harmless the Agent and each person, if any, who controls the Agent within the meaning of the 1940 Act ("Agent Control Person"), against any losses, claims, damages, liabilities, or expenses (including, unless the Fund elects to assume the defense as hereinafter provided, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, "Losses"), which: (1) are based on the ground or alleged ground that the Fund’s Prospectus or any supplemental sales material supplied or approved in writing by an officer of the Fund (provided that such supplemental sales material is accompanied or preceded by the Fund’s Prospectus), includes or allegedly includes an untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission (i) was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Agent or any Agent Control Person, specifically for use in the preparation thereof, or (ii) arises out of the acts or omissions of broker-dealers retained by the Fund in connection with the offering contemplated by the Fund’s Prospectus other than the Agent or any Agent Control Person; or (2) arise out of the Fund's material breach of a representation or warranty, covenant or agreement contained in this Agreement; provided, however, that the Fund shall not indemnify or hold harmless the Agent or any Agent Control Person against any Losses caused by the Agent's or the Agent Control Person's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by the reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Fund shall not be liable with respect to any claims made against the Agent or any Agent Control Person unless the Agent or such Agent Control Person notified the Fund in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim was served upon the Agent or such Agent Control Person, but failure to notify the Fund of any such claim shall not relieve it from any liability that it may have to the Agent or such Agent Control Person for acts or alleged acts other than those described in (1) and (2) of the preceding sentence.

The Fund will be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Agent or such Agent Control Person or persons, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless: (i) the Fund specifically authorizes the retention of such counsel or (ii) the Agent or any Agent Control Person who is a parry to the suit has been advised by counsel acceptable to the Fund that one or more material legal defenses may be available to the Agent or the Agent Control Persons that may not be available to the Fund or its control persons (as defined below), in which case the Fund shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the reasonable fees and expenses of counsel for the Agent and the Agent Control Persons. In no event shall the Fund be liable for the fees and expenses of more than one counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Fund shall not be liable to or indemnify any person for any settlement of any such claim effected without the consent of the Fund, which it shall not unreasonably withhold.

(b)           The Agent agrees to indemnify and hold harmless the Fund, each of the Fund’s Partners, directors, officers and each person, if any, who controls the Fund within the meaning of the 1940 Act (for purposes of this paragraph, "Fund Control Person") against any losses, claims, damages, liabilities, or expenses (including, unless Agent elects to assume the defense, the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith), joint or several (for purposes of this paragraph, "Losses"), which: (i) may be based on the ground or alleged ground that the Fund’s Prospectus or any supplemental sales material used by the Agent, includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which it was made, not misleading, but only insofar as such statement or omission: (A) was made in reliance upon, and in conformity with, written information furnished to the Fund by or on behalf of the Agent or any Agent Control Person specifically for use in the preparation thereof, or (B) relates to any such supplemental sales material not supplied by the Fund or approved by it in writing; (ii) arises out of any acts or omissions by the Agent that cause the offering to involve an offering that is not exempt from registration pursuant to Section 4(2) of the 1933 Act or Regulation D thereunder, (iii) arises out of the Agent's failure to be properly licensed to sell Shares; or (iv) arises out of the Agent's material breach of a representation or warranty or covenant or agreement contained in this Agreement. Notwithstanding the foregoing, the Agent shall not be liable with respect to any claims made against the Fund or any Fund Control Person unless the Fund or Fund Control Person notified the Agent in writing within a reasonable time after the summons or other first legal process providing information of the nature of the claim served upon the Fund or Fund Control Person, but failure to notify the Agent of such claim shall not relieve the Agent from any liability that the Agent may have to the Fund or Fund Control Person for acts or alleged acts other than those described in (i) through (iv) of the preceding sentence.

The Agent shall be entitled, at its own expense, to participate in or assume the defense of any suit brought to enforce any such liability, and if the Agent elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event that the Agent elects to assume the defense of any such suit and retain such counsel, the Fund and any Fund Control Person, as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Agent specifically authorized the retention of such counsel or (ii) the Fund or any Fund Control Person who is a party to the suit has been advised by counsel acceptable to the Agent that one or more material legal defenses may be available to the Fund or Fund Control Persons that may not be available to the Agent or its controlling person or persons, in which case the Agent shall not be entitled to assume the defense of such suit notwithstanding the Agent's obligation to bear the reasonable fees and expenses of such counsel. The Agent shall not be liable to indemnify any person for any settlement of any such claim effected without the Agent's consent, which it shall not unreasonably withhold.

7.           Term and Termination.

(a)           Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date of its execution. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually by the Fund's Board of Trustees and, by a separate vote, a majority of the Directors that are not "interested persons" of the Fund or the Agent within the meaning of the 1940 Act.

(b)           This Agreement may be terminated by the Agent or the Fund upon 60 days' written notice to the other party.  This Agreement shall automatically terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the business of the Agent, as applicable, or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the business of the Agent, as applicable, shall not be deemed to be an assignment for the purposes of this Agreement.

(c)           Notwithstanding the termination of this Agreement, the obligations of each party to this Agreement under Section 6 and 10 shall survive indefinitely.

8.           Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

9.           Amendments.

This Agreement may not be amended or modified except in writing signed by each of the parties hereto and shall be governed by and construed and enforced in. accordance with the laws of the State of Delaware.

10.           Confidentiality.

The Agent agrees to treat confidentially any information which is furnished to the Agent (or to parties acting on its behalf) by or on behalf of the Fund (the "Information"). The Agent agrees that it will use the Information only for the purposes related to Clients' investment in the Fund, and that the Information will be kept confidential by the Agent and its partners, members, managers, officers, directors, employees, attorneys, accountants, agents, and other Affiliates (collectively, the "Related Persons"), and that the Agent and the Related Persons shall not disclose the Information to any person; provided, however, that the Information may be disclosed: (a) to the Agent and Related Persons who require the Information for the purpose of evaluating or providing services in connection with Clients' investments in the Fund; (b) pursuant to prior written consent of the Fund, to any federal or state regulatory agency and their employees, agents, and attorneys for the purpose of making any filings or disclosures required by law, provided that the Agent provides prior written notice to the Fund of the information to be disclosed; (c) pursuant to prior written consent of the Fund, in response to any inquiry, subpoena or other request for information from any federal or state court, regulatory agency, or other governmental agent; and (d) to any other person the disclosure to whom the Fund previously authorizes in writing.

If the foregoing correctly sets forth the understanding and agreement between the Agent and the Fund, please so indicate in the space provided for that purpose below, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

Salient Capital, L.P.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Managing Director
Address:	4265 San Felipe, 8th Floor
Houston, TX 77027
Phone:	713-993-4675
Telecopy:	713-993-4698

Salient Absolute Master Fund

By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe
Title:	Secretary
Address:	4265 San Felipe, 8th Floor
Houston, TX 77027
Phone:	713-993-4675
Telecopy:	713-993-4698